EXHIBIT 3.1

CERTIFICATE OF
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CLUBCORP HOLDINGS, INC.
Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of ClubCorp Holdings, Inc., a Nevada corporation, does hereby certify as follows:
A.    The Agreement and Plan of Merger, dated as of July 9, 2017, by and among ClubCorp Holdings, Inc., a Nevada corporation, Constellation Club Parent, Inc., a Delaware corporation, and Constellation Merger Sub Inc., a Nevada corporation, as amended to date (the “Merger Agreement”) provides for the amendment and restatement of the corporation’s articles of incorporation as set forth below.
B.    The Merger Agreement, and the amendment and restatement of the corporation’s articles of incorporation contemplated thereby and hereby, have been duly approved by the board of directors of the corporation and such proportion of the voting power of the stockholders of the corporation under the corporation’s articles of incorporation and the Nevada Revised Statutes as is sufficient for approval thereof.
C.    This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
CLUBCORP HOLDINGS, inc.
(a Nevada corporation)
ARTICLE I
The name of the Corporation is ClubCorp Holdings, Inc.
ARTICLE II
The Corporation’s commercial registered agent in the State of Nevada is CSC Services of Nevada, Inc.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes (the “NRS”) as it now exists or may hereafter be amended and/or supplemented from time to time.
ARTICLE IV
The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares of capital stock, all of which shall be common stock with a par value of one cent ($0.01) per share (the “Common Stock”). Each holder of record of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record.
ARTICLE V
From time to time, any of the provisions of these Second Amended and Restated Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the NRS or other laws of the State of Nevada at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by these Second Amended and Restated Articles of Incorporation are granted subject to this reservation.

EXHIBIT 3.1

ARTICLE VI
In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the NRS or other laws of the State of Nevada, the Board of Directors of the Corporation (the “Board”) is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”), without any action on the part of the stockholders, but the stockholders may make, alter, amend or repeal the Bylaws whether adopted by them or otherwise.
ARTICLE VII
Election of directors need not be by written ballot unless the Bylaws shall so require.
ARTICLE VIII
To the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.
The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.
Any repeal or modification of the first two paragraphs of this Article approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between the first two paragraphs of this Article and any other provision of these Second Amended and Restated Articles of Incorporation, the terms and provisions of such paragraphs (as applicable) shall control.
ARTICLE IX
Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock entitled to vote thereon were present and voted, and shall be delivered to the Corporation.
The books of the Corporation may be kept (subject to any provision contained in the NRS) within or outside of the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws.
ARTICLE X
Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, to the fullest extent permitted by applicable

EXHIBIT 3.1

law, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniary or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be pecuniary or otherwise interested in, any contract or transaction of the Corporation; provided, however, that the fact that person is a Related Person or is pecuniary or otherwise interested in such contract or transaction is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken. Any director of the Corporation who is also a Related Person or who is pecuniary or otherwise interested in such contract or transaction may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person or were not pecuniary or otherwise interested in such contract or transaction. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated Entity without regard to the fact that such person is also a director, officer, manager, general partner or other fiduciary of such subsidiary or affiliated Entity.
Any contract, transaction or act of the Corporation or of the directors of the Corporation that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.
Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of either Apollo Management VIII, L.P., on behalf of its investment funds (“Apollo”), or any of its respective affiliates (collectively, the “Managers”) and (y) the Managers and their affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or their affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a member or manager in any limited liability company or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Managers or their affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.
In the event that a Covered Manager Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her Apollo-related capacity, as the case may be, or Apollo or its affiliates, as the case may be, and (y) the Corporation, to the fullest extent permitted by law, the Covered Manager Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation.
Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

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This Article X may not be amended, modified or repealed without the prior written consent of each of the Managers.
In the event of a conflict between this Article X and any other Article or provision of these Second Amended and Restated Articles of Incorporation, this Article X shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall any employee of the Corporation or any of its subsidiaries be deemed to be a “Covered Manager Person”, and under no circumstances shall the Corporation waive or renounce any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any business opportunities that are presented to any Manager who is also an employee of the Corporation or any of its subsidiaries, irrespective of whether such employee is a director or officer of the Corporation of any of its affiliates.
ARTICLE XI
Unless the Corporation consents in writing to the selection of an alternative forum, the Second Judicial District Court of the State of Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of Title 7 of the NRS or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.
ARTICLE XII
The Corporation elects not to be governed by Section 78.411 through 78.444 of the NRS.

EXHIBIT 3.1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Second Amended and Restated Articles of Incorporation.

Dated: September 18, 2017

By:      /s/ Ingrid J. Keiser
Name: Ingrid J. Keiser
Title: Secretary